Company Contact:	Investor Relations Contacts:
Arnon Kohavi, EVP	Lillian Armstrong
Robin Rose, Manager IR	Kirsten Chapman
Vyyo Inc	Lippert/Heilshorn & Associates
650.319.4007	415.433.3777
ir@vyyo.com	kirsten@lhai-sf.com

VYYO REPORTS FIRST QUARTER 2004 RESULTS

Palo Alto, Calif., April 29, 2004 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of wireless broadband end-to-end solutions for telephony and high-speed data connections, today reported financial results for the first quarter ended March 31, 2004.

For the first quarter of 2004, Vyyo reported sales of $2.2 million compared to $346,000 in the first quarter of 2003. Loss for the first quarter of 2004 was $2.1 million, or $0.16 per share, compared to a loss of $3.3 million, or $0.26 per share, in the first quarter of 2003. Loss from continuing operations in the first quarter of 2004 was $2.1 million, or $0.15 per share, compared to $2.0 million, or $0.16 per share, in the first quarter of 2003. As of March 31, 2004, Vyyo had cash, cash equivalents and short-term investments of $55.8 million or $4.27 per share.

“We are pleased with our progress during the first quarter,” stated Davidi Gilo, chairman and chief executive officer of Vyyo. “Our goal is to become the leading supplier of broadband wireless solutions in markets with high growth potential. Along with our focus on China, during the past quarter we increased our pursuit of opportunities in other global markets such as North America, Russia, Eastern Europe, Latin America and Africa.”

In a separate press release today, Vyyo announced that China’s Ministry of Information Industry has awarded remaining 3.5 GHz licenses to five telecommunications operators in 27 regions and autonomous areas.

First Quarter and Subsequent Event Highlights

•	Announced additional deployments with key telecommunications operators in China, including China Netcom, China Mobile, ChinaSat, China Unicom and China Railcom.

•	Announced Teton Wireless deployment of Vyyo’s multi-channel, multi-point distribution system (MMDS) broadband wireless system in sixteen Western U.S. cities.

•	Launched a broadband wireless access solution to address the growing opportunity in the 700 MHz band, previously used by broadcast television operators as the UHF band. Polar Communications is the first operator to commercially deploy the new solution.

Guidance

Vyyo projects second quarter revenue to range from approximately $2.6 to $2.8 million.

Investor Conference Call

The company will host an investor conference call to discuss the first quarter results on Thursday, April 29, at 2:00 pm Pacific Time, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 706-679-0753 at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through May 3, 2004 by dialing 706-645-9291 and entering access code 6682341.

About Vyyo, Inc.

Vyyo offers wireless broadband end-to-end solutions used by telecommunications providers to deliver both telephony and high-speed data connections to business and residential subscribers. The technology uses point-to-multipoint architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo’s solutions have been deployed in China, Southeast Asia, North America, Russia and other areas of the world. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; challenges of doing business in China and the Far East, including regulatory, economic, political, health, financial and safety risks; the manner in which the Chinese government distributes the awarded spectrum license grants; whether Vyyo is able to meet the needs of the telecom operators and system integrators that have obtained licenses from the Chinese government and maintain its relationships with them; potential discrepancies between management’s financial guidance and actual results; economic conditions worldwide; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2003, its quarterly report on Form 10-Q for the three months ended March 31, 2004, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Vyyo Inc.

Condensed Consolidated Statements of Operations

in thousands, except per share data

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
Revenues	$2,225	$346
Cost of revenues *	997	86

Gross profit	1,228	260

Operating expenses (income):
Research and development	1,215	805
Selling and marketing	1,407	606
General and administrative	1,421	1,248
Restructuring adjustment	(501)	—

Total operating expenses	3,542	2,659

Operating loss	(2,314)	(2,399)

Interest income, net	253	422

Loss from continuing operations	(2,061)	(1,977)
Discontinued operations	(84)	(1,286)

Loss for the period	$(2,145)	$(3,263)

Loss per common share
Basic and diluted
Continuing operations	$(0.15)	$(0.16)
Discontinued operations	(0.01)	(0.10)

	$(0.16)	$(0.26)

Weighted average number of common shares outstanding (In thousands)	13,052	12,649

* During the year 2001, the Company recorded a write-down of excess inventory and purchase commitments of $8.45 million. The write-down was charged to the cost of revenues. In the three months ending March 31, 2004 and March 31, 2003, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $286,000 and $221,000, respectively.

Vyyo Inc.

Condensed Consolidated Balance Sheets

in thousands

	March 31, 2004	December 31, 2003
Assets
Current Assets
Cash and cash equivalents and short-term investments	$55,784	$57,791
Accounts receivable	1,499	1,416
Inventories	1,099	1,192
Other	284	551

Total Current Assets	58,666	60,950

Property and Equipment, net	796	855

Total Assets	$59,462	$61,805

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$870	$1,069
Accrued liabilities	6,090	5,786

Total Current Liabilities	6,960	6,855

Total Stockholders’ Equity	52,502	54,950

Total liabilities and stockholders’ equity	$59,462	$61,805